Exhibit 99.1

INTRAWARE ANNOUNCES PRELIMINARY FOURTH QUARTER AND FULL FISCAL YEAR 2005 FINANCIAL RESULTS

Company Grows Revenues and Improves Bottom Line from Prior Quarter

ORINDA, Calif. - [March 31, 2005] — Intraware, Inc. (Nasdaq:ITRA), the leading provider of electronic software delivery and management (ESDM) services, today reported preliminary fourth quarter and full fiscal year 2005 financial results.  Both Online services and technology revenues and Alliance and reimbursement revenues grew from the third quarter of fiscal year 2005 to the fourth quarter, and net loss for the fourth quarter decreased to $(0.4) million.

Revenues for the fourth quarter of fiscal year 2005 were $2.9 million, compared to $2.5 million in the immediately preceding quarter.  Revenues for the year-earlier quarter were $3.0 million.  Revenues from total Online services and technology related to SubscribeNet services sales increased from $2.0 million in the third quarter of fiscal year 2005 to $2.2 million in the fourth quarter.  Alliance and reimbursement revenues increased to $0.7 million in the fourth quarter of fiscal year 2005 from $0.5 million in the previous quarter.

Gross profit margins in the fourth quarter of fiscal year 2005 were 55%, compared to 54% gross profit margins in the immediately preceding quarter and 64% gross margins in the year-earlier quarter.  Gross profit margins related to total Online services and technology revenues were 58% in the fourth quarter compared to third quarter’s total Online services and technology gross profit margins of 60%.  Total gross profit margins related to Alliance and reimbursement revenues increased from 33% to 43% from the third quarter to the fourth quarter.

Net loss was $(0.4) million for the fourth quarter of fiscal year 2005, compared to a net loss of $(0.8) million for the third quarter and break-even net income in the year-earlier quarter.  Fourth and third quarter of fiscal year 2005 net loss per share was $(0.01) compared to earnings/net loss per share of $0.00 in the year-earlier quarter.

Full fiscal year 2005 revenues were $10.8 million compared to $10.9 million in fiscal year 2004.  The decline is primarily the result of a decrease in revenues associated with the company’s Sales Services division and Intraware’s transition out of the non-core third-party software resale business.  Total Online services and technology revenues increased by 16% from fiscal year 2004 to fiscal year 2005.

Gross profit margins decreased from 59% in fiscal year 2004 to 58% in fiscal year 2005.  This year-over-year decrease is primarily the result of the decline in gross profit margins related to the company’s Sales Services division.

Net loss for fiscal year 2005 narrowed to $(1.9) million compared to the fiscal year 2004 net loss of $(2.4) million.  Fiscal year 2005 net loss per share was $(0.03), while net loss per share in fiscal year 2004 was $(0.04).

Intraware cautions that these results are preliminary, based on the information currently available, and are subject to the closing of its books and completion of its accounting procedures and determination of final accounting adjustments.

Operating Highlights

Since the beginning of the fourth quarter of fiscal year 2005, Intraware added three new SubscribeNet customers, which are Fair Isaac Corporation, Sygate Inc., and Per-Se Technologies

Inc.; renewed, extended, or provided additional technology solutions to eight existing SubscribeNet customers including Inovis Inc., Portal Software Inc., and Versata Inc.; and commenced six professional services engagements with existing users of the SubscribeNet service such as Hyperion Solutions Corporation and Trados Inc.

Intraware’s SubscribeNet customer base currently consists of 49 customers.  The total annual contract value of the SubscribeNet customer base is $7.9 million, which represents a decrease of approximately $0.2 million from the end of the third quarter of fiscal year 2005.  This decrease is primarily due to a fall off in contract value related to Intraware’s SubscribeNet services contract with Software Spectrum.  The Software Spectrum SubscribeNet services contract value is based on trailing twelve months of SubscribeNet services fees paid by Software Spectrum to Intraware.   Intraware defines total annual contract value as, on any given date, the aggregate annual service fees paid or expected to be paid by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  To be included in total annual contract value, service fees must be either contractually required to be paid, or expected to be paid based on a minimum 12-month history of prior charges and payments that were not required by contractual minimums.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

Intraware’s technology and services continue to position the company as the leading provider of electronic software delivery and management solutions.  To maintain that distinction, Intraware’s engineering team enhanced the SubscribeNet service in several notable ways during the fourth quarter of fiscal year 2005.  The team provided additional self service tools to enable software publishers to maximize the value they derive from the SubscribeNet service.  These tools include end user password management and generation and management of end user licenses across a variety of licensing platforms.  The product development staff also deployed web services to increase the ease of integration and available integration options for software publishers, and they enhanced the SubscribeNet “Try Before You Buy” module to provide more automation and marketing/telesales control for software publishers’ evaluation programs.

“I consider fiscal year 2005 to be a year of stabilization for Intraware.” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “We continued to grow our core SubscribeNet services business, reduced our reliance on a few very large customers, and achieved what we believe is a sustainable level of business activity in our Sales Services division.  In the current fiscal year, our focus will be on growing the company and furthering our leadership position in electronic software delivery and management.”

Business Outlook

Intraware expects first quarter of fiscal year 2006 revenues to be $2.5 million to $2.8 million.  Net loss per share in the first quarter is expected to be $(0.01).

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss the preliminary fourth quarter results on March 31, 2005 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2733 and entering confirmation code 1438765, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on March 31, 2005, and can be accessed by dialing 719-457-0820 and entering confirmation code 1438765.

About Intraware, Inc.

Intraware, Inc. is the provider of electronic software delivery and management services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s solutions power business-to-business technology providers including:  Adobe Systems Incorporated, Business Objects SA, McKesson, Mentor Graphics Corporation, Progress Software Inc., RSA Security and Sybase Inc.  Intraware is headquartered in Orinda, California and can be reached at 888.797.9773 or http://www.intraware.com.

Forward Looking Statements

This news release contains forward looking statements, including statements about our fourth quarter and fiscal year 2005 financial performance.  Even though these statements relate to completed fiscal periods, Intraware cautions that these results are only preliminary, based on the information currently available, and are subject to the closing of its books, completion of its accounting procedures, further analysis of revenues and expenses, receipt of any additional information affecting revenue recognition or expenses, and determination of final accounting adjustments.  Accordingly, these statements (which include without limitation statements about total revenues, Online services and technology revenues, Alliance and reimbursement revenues, gross margins, net loss, and net loss per share for the fourth quarter and 2005 fiscal year) are inherently forward looking.  In addition, the statements in this news release that the total annual contract value of the SubscribeNet customer base is currently $7.9 million; that the company’s focus in the current fiscal year will be on growing the company and furthering its leadership position in electronic software delivery and management; that the company expects first quarter revenues to be $2.5 million to $2.8 million; that net loss per share in the first quarter is expected to be $(0.01); and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softened demand for Sun Java System and Sun ONE software products; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues vulnerable to unexpected cancellations due to mergers or other factors; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any reduction in corporate technology spending due to terrorism, geopolitical events or macroeconomic factors; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K for the 2004 fiscal year filed with the Securities and Exchange Commission (SEC) on May 5, 2004, and Intraware’s Form 10-Q for the third quarter of the 2005 fiscal year filed with the SEC on January 14, 2005, and Forms 8-K filed by Intraware with the SEC since the filing of that Form 10-Q.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2005 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

PRELIMINARY UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Three Months Ended		For the Twelve Months Ended
	February 28, 2005	February 29, 2004	February 28, 2005	February 29, 2004

Revenues:
Online services and technology	$2,189	$1,867	$7,816	$6,768
Alliance and reimbursement	672	985	2,431	3,311
Related party online services and technology	4	120	546	466
Software product sales	—	71	42	362
Total revenues	2,865	3,043	10,835	10,907
Cost of revenues:
Online services and technology	913	535	2,999	2,339
Alliance and reimbursement	380	497	1,523	1,814
Software product sales	—	63	37	307
Total cost of revenues	1,293	1,095	4,559	4,460
Gross profit	1,572	1,948	6,276	6,447
Operating expenses:
Sales and marketing	562	579	2,892	2,616
Product development	339	497	1,534	2,733
General and administrative	1,023	866	3,821	3,368
Restructuring	—	—	(75)	—
(Gain) loss on disposal of assets	47	(14)	47	(14)
Total operating expenses	1,971	1,928	8,219	8,703
Income (loss) from operations	(399)	20	(1,943)	(2,256)
Interest expense	(22)	(36)	(101)	(206)
Interest and other income and expenses, net	47	35	139	82
Net income (loss)	$(374)	$19	$(1,905)	$(2,380)
Basic and diluted earnings (net loss) per share	$(0.01)	$0.00	$(0.03)	$(0.04)
Weighted average shares—basic	60,420	59,489	60,127	55,910
Weighted average shares—diluted	60,420	64,499	60,127	55,910

INTRAWARE, INC.

PRELIMINARY UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	February 28, 2005	February 29, 2004
ASSETS
Current assets:
Cash and cash equivalents	$9,463	$11,804
Accounts receivable, net	1,722	1,462
Cost of deferred revenue and prepaid licenses and services	404	214
Other current assets	321	317
Total current assets	11,910	13,797
Cost of deferred revenue, less current portion	70	43
Property and equipment, net	863	897
Other assets	80	33
Total assets	$12,923	$14,770

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$823	$1,034
Accounts payable	454	577
Accrued expenses	980	928
Deferred revenue	2,450	2,035
Related party deferred revenue	2	648
Other current liabilities	1	—
Total current liabilities	4,710	5,222
Deferred revenue, less current portion	164	295
Notes payable, less current portion	342	766
Total liabilities	5,216	6,283
Commitments and contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized: Series A; 552 shares issued and outstanding at February 28, 2005 and February 29, 2004, (aggregate liquidation preference of $1,000 at February 28, 2005 and February 29, 2004).	897	897
Total redeemable convertible preferred stock	897	897

Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 60,447 and 59,504 shares issued and outstanding at February 28, 2005 and February 29, 2004, respectively.	6	6
Additional paid-in-capital	163,168	162,043
Accumulated deficit	(156,364)	(154,459)
Total stockholders’ equity	6,810	7,590
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$12,923	$14,770

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com